EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT
                       BY AND AMONG SONIC MEDIA, INC. AND
                          THE STOCKHOLDERS OF GBI, INC.

                              DATED MARCH 26, 2004

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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                SONIC MEDIA CORP.

                       THE SHAREHOLDERS OF GLOBAL BOTANICS
                                  INCORPORATED


                           DATED AS OF MARCH 26, 2004

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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of this 26th day of March, 2004 by and among, Sonic Media Corp., a Nevada corporation ("Buyer"), and the shareholders of Global Botanics Incoporated, a corporation organized under the laws of Niue (the "Company") listed on the signature page hereto (each shareholder individually, a "Seller" and collectively, the "Sellers").

                                    RECITALS

     WHEREAS, the Sellers own all of the outstanding capital stock of the Company; and

     WHEREAS, the Buyer desires to acquire all of the outstanding capital stock of the Company from the Sellers; and

     WHEREAS, the Sellers desire to sell all of the outstanding capital stock of the Company to the Buyer.

     NOW THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

                                    ARTICLE I

                                   DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

     1.1 Agreement. "Agreement" shall mean this Stock Purchase Agreement, together with the Schedules attached hereto, as the same shall be amended from time to time in accordance with the terms hereof.

     1.2 Buyer. "Buyer" shall have the meaning set forth in the introduction to this Agreement.

     1.3 Closing. "Closing" shall mean the conference at which the transactions contemplated by this Agreement shall be consummated.

     1.4 Closing Amount. "Closing Amount" shall mean an amount equal to the Purchase Price.

     1.5 Closing Date. "Closing Date" shall mean a date which is the earlier of the delivery of audited financial statements for the Company by Sellers and, forty-five days from the date hereof, or such other date as the Parties may mutually agree to in writing.

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     1.6 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     1.7 Company. "Company" shall have the meaning set forth in the introduction to this Agreement.

     1.8 Contracts. "Contracts" shall mean those contracts, purchase orders, leases, agreements, and commitments, whether written or oral, to which the Company is a party or by which the Company is bound, including but not limited to those listed and described on SCHEDULE 4.7 hereto.

     1.9 Effective Time. "Effective Time" shall mean 12:01 a.m., local time, on the Closing Date.

     1.10 Employee Benefit Plans. "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock purchase plan, stock option plan, stock appreciation plan, retirement plan, fringe benefit program, health, dental, life or disability plan, accident insurance plan, severance plan, sick leave plan, vacation plan, death benefit plan, employee welfare plan or any other plan, program or policy, including without limitation any "employee benefit plan" as defined in Section 3(3) of ERISA, to provide income or benefits to active or former employees or directors of the Company, and that is sponsored by the Company.

     1.11 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.12 Financial Information. "Financial Information" shall mean: (a) the unaudited consolidated interim financial statements for the [THREE] month period ended; (b) the books and records of account of the Company; and (c) all other financial information relating to the financial condition of the Company delivered or to be delivered by the Sellers to Buyer.

     1.13 Fixed Assets. "Fixed Assets" shall mean the machinery, equipment, furniture, fixtures, vehicles and, except for the Inventory, all other tangible property owned by the Company or used by the Company, including but not limited to those assets which are listed and set forth on SCHEDULE 1.13 hereto.

     1.14 GAAP. "GAAP" shall mean generally accepted U.S. accounting principles as applied to the Company's financial statements included in the Financial Information, including the accounting methods, procedures, practices and policies used by the Company in preparing such financial statements.

     1.15 Indemnified Party. "Indemnified Party" shall mean a Party seeking indemnification under Section 6.5 hereof.

     1.16 Intangible Assets. "Intangible Assets" shall mean all of the intangible assets owned or used by the Company, including but not limited to trade secrets, know-how, operating methods and procedures, proprietary information, processes, technical knowledge, formulae, advertising formats, inventions, logos, software, software licenses, trademarks, trade designations, service marks, trade names, patents, copyrights, applications for any of the foregoing, goodwill, advertising and promotional rights, franchise rights, customer lists, telephone number(s), domain names, websites and related rights.

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     1.17 Inventory. "Inventory" shall mean all of the Company's inventories of raw materials, supplies, work in process and merchantable finished goods.

     1.18 Knowledge. "Knowledge" shall mean: (i) with respect to Sellers, the actual knowledge of the directors; and (ii) with respect to Buyer, the actual knowledge of Buyer personnel (other than attorneys) who conducted due diligence, in each case without imposing any obligation on such persons to conduct any investigation.

     1.19 Law. "Law" shall mean any federal, state, foreign, local or other law, statute, rule, regulation, or governmental requirement or restriction of any kind, and the rules, regulations, and orders promulgated thereunder and any final orders, decrees, consents, or judgments of any regulatory agency, court or other Person.

     1.20 Lease. "Lease" shall mean the lease for the Premises between the Company and the owner of the Premises.

     1.21 Lien. "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, claim, restriction, easement, covenant, lease, encroachment, title defect, imposition, security interest or other encumbrance of any kind; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

     1.22 Losses. "Losses" shall mean any losses, damages, costs, expenses, liabilities, obligations, actions, demands, judgments, interest or claims of any kind, including reasonable attorney's fees, costs of investigation and remediation, as limited by Article VI. "Losses" shall not include any punitive damages, consequential damages, incidental damages or other special damages (except to the extent that such punitive damages, consequential damages, incidental damages or other special damages are payable to third parties), each of which the Parties hereto expressly waive and agree not to seek.

     1.23 Material Adverse Effect. "Material Adverse Effect" means an effect, which results in a material adverse effect on the results of operations, assets or condition (financial or otherwise) of the Company Group, taken as a whole.

     1.24 Party. "Party" shall mean any Seller or Buyer and "Parties" shall means Sellers and Buyer collectively.

     1.25 Permits. "Permits" shall mean permits, licenses, approvals, authorizations, consents and certifications, in each case from governmental authorities.

     1.26 Person. "Person" shall mean and include an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any department, agency or political subdivision thereof or any other legal entity.

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     1.27 Premises. "Premises" shall mean the land, building, fixtures and improvements leased by the Company that are located at No. 2 Commercial Centre Square, Alofi, Niue.

     1.28 Product Liability Matters. "Product Liability Matters" shall mean any and all product recalls, and liabilities or obligations or damages of any kind for death, disease, or injury to Persons, businesses, or property relating to products produced, distributed, sold, or shipped by the Company prior to the Closing Date.

     1.29 Product Warranty Claims. "Product Warranty Claims" shall mean all product warranty claims (other than Product Liability Matters) for any products produced, distributed, sold, or shipped by the Company prior to the Closing Date, other than products returned in the ordinary course of business.

     1.30 Pro-Rata Percentage. "Pro-Rata Percentage" shall mean, with respect to each Seller, a percentage equal to such Seller's pro-rata ownership interest in the Company as set forth in SCHEDULE 4.1(D) attached hereto.

     1.31 Purchase Price. "Purchase Price" shall mean an amount equal to three million five hundred shares of common stock of Buyer.

     1.33 Purchased Shares. "Purchased Shares" shall mean the issued and outstanding shares of the capital stock of the Company.

     1.34 Records. "Records" shall mean all books, documents and records owned or used by the Company, including but not limited to personnel, medical and accounting records, tax records, minute and stock record books, correspondence, governmentally required records, manuals, engineering data, designs, drawings, blueprints, plans, specifications, lists, customer lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials and other written materials.

     1.35 Securities Act Knowledge. "Securities Act Knowledge" shall mean that level of knowledge and intent sufficient to constitute "scienter" under Rule 10b-5 promulgated under the Securities Exchange Act of 1934.

     1.36 Seller or Sellers. "Seller" or "Sellers" shall have the meaning set forth in the introduction to this Agreement.

     1.37 Taxes. "Tax" or "Taxes" shall mean all taxes, levies, charges or fees including, without limitation, income, profits, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, registration, alternative or add-on minimum, estimated, value-added, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, license, payroll, pay-as-you-earn, employment, withholding, social security, FICA, workers' compensation, unemployment, disability, Pension Benefit Guaranty Corporation premiums, real property, personal property, ad valorem, single business and franchise or other governmental taxes or charges, imposed by the United States or any state, territory, county, local, provincial, foreign government, or other taxing authority, however denominated, whether disputed or not, and such term shall include any interest, penalties or additions to tax attributable to such taxes, whether disputed or not.

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     1.38 Tax Return. "Tax Return" shall mean any report, return, declaration, estimate, claim for refund, information statement or statement relating to Taxes, including any form, schedule, or attachment thereto, required to be filed or supplied to a taxing authority in connection with Taxes, and including any amendment thereof.

     1.39 Third Party Claim. "Third Party Claim" shall mean an action, claim, proceeding, notice or demand instituted or made by a Person not a party to this Agreement (including any governmental entity), which, if successful, would give rise to Losses, which are indemnifiable under this Agreement.

     1.40 Transaction Documents. "Transaction Documents" shall mean this Agreement and the documents and agreements the forms of which are attached hereto as Exhibits.

                                   ARTICLE II

                       PURCHASE AND SALE; OTHER AGREEMENTS

     2.1 Purchase and Sale. Upon all of the terms and subject to all of the conditions of this Agreement (including without limitation the payments by Buyer pursuant to Sections 2.2), each Seller hereby severally sells, assigns, conveys, and delivers to Buyer, and Buyer hereby purchases and accepts from each Seller, the Purchased Shares owned by such Seller. Said purchase and sale shall be deemed to be effective as of the Effective Time.

     2.2 Payment of Purchase Price. Buyer shall pay the Purchase Price, all to be distributed to the Sellers according to their Pro-Rata Percentage of the Company, three million five hundred thousand (3,500,000) restricted Rule 144 shares of common stock of Buyer. (the "Shares").

     2.3 Closing. The Closing is taking place no later than forty-five (45) days from the execution and delivery of this Agreement.

                 (a) Sellers' Closing Deliveries. At Closing, the Sellers are delivering to the Buyer the following documents, each properly executed and dated as of the Closing Date:

                             (i) stock certificates representing all of the
Purchased Shares duly endorsed and in proper form for transfer to Buyer or accompanied by a duly executed assignment separate from certificate;

                             (ii) all corporate minute books, stock transfer
books, corporate seals, books of account, contracts, Tax Returns and other Records in the Company's possession;

                             (iii) a copy of the Articles of Incorporation and
Bylaws of the Company certified by the Secretary or an Assistant Secretary of the Company; and,

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                             (iv) such permissions, approvals, determinations,
consents and waivers, if any, as may be required by Law, regulatory authorities, the Contracts or the Permits, in order to consummate the transactions contemplated by this Agreement

            (b)      Buyer's Closing Deliveries:

                     (i)  At Closing, the Buyer is delivering to the Sellers:

                          (A)  the Shares; and,

                          (B)  resolutions of the Buyer's Board of Directors
certified by a Secretary or Assistant Secretary of the Buyer approving the transaction;

     2.4 Stock Option. Sellers hereby grant to Buyer an option to purchase up to three million (3,000,000) of the Shares (the "Option Shares") at the following price: (a) from a period of time commencing with the date of this Agreement and ending 365 days thereafter (the "Anniversary Date"), Buyer may purchase any number of the Shares up to 3,000,000 shares at the purchase price of $1.00 per share; (b) from a period of time commencing with the Anniversary Date and ending on a date which is one hundred eighty days (180) thereafter (the "18 Month Date"), Buyer may purchase any number of the Shares up to 3,000,000 shares less the amount which was purchased during the preceding period at the purchase price of $1.50 per share; and, (c) from a period of time commencing with the 18 Month Date and ending on a date which is one hundred eighty days (180) thereafter (the "Second Anniversary"), Buyer may purchase any number of the Shares up to 3,000,000 shares less the amount which was purchased during the two preceding periods at the purchase price of $2.00 per Share. The option may be exercised in tranches of a minimum of 100,000 Shares. Buyer and Sellers acknowledge that should Sellers be indebted to Buyer pursuant to Article VI hereof, Buyer may use the indebtedness of Sellers as a dollar for dollar set-off of the option price.

     2.5 Excluded Liabilities. Sellers and Buyer agree that they are expressly excluding from transfer hereby the liability of the Company to Ethno Tech which is described in SCHEDULE 6.2 hereto. Sellers have agreed to assume this liability and to indemnify and defend the Company and Buyer against any and all claims arising out of this liability pursuant to Article VI. Buyer and Sellers agree that no other assets or liabilities are been excluded from transfer according to this Agreement.

     2.6 Tax Matters. The following provisions shall govern the allocation of responsibility for certain Tax matters and the payment of Taxes following the Effective Time.

                    (a)  Tax Periods Ending on or Before the Closing Date.

                         (ii) Except as set forth in subsection (ii) below,
Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date in a manner consistent with the Tax Returns previously filed in the relevant jurisdiction (to the extent such is consistent with the current applicable Laws in such jurisdiction). The Sellers shall reimburse Buyer for Taxes of Company with respect to such periods within three (3) days after payment by the Buyer or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

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                         (iii) The Sellers shall pay all federal, state, and
local income or franchise Taxes owed by the Company accruing on or before the Closing Date except to the extent reserved for on the Closing Balance Sheet. The Sellers shall cause to be prepared and timely and properly filed on behalf of the Sellers and Company all Tax Returns with respect to federal, California and other state income or franchise Taxes accruing on or before the Closing Date. The Sellers shall prepare such returns and filings at their expense. No position shall be taken on such Tax Returns that would materially adversely affect Buyer or the Company after the Closing Date without the prior written consent of Buyer, except for positions, which is consistent with past practice.

                         (iv) All Tax Returns shall be determined by closing
Company's books and records as of and including the date immediately before the Closing Date or, if the allocation of an item of income, loss, deduction or credit cannot be definitely allocated to an ascertainable date, such item shall be pro rated on a daily basis.

               (b) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Company for Tax periods, which begin before the Closing Date, and end after the Closing Date. The Buyer shall deliver any such Tax Return prepared by the Buyer to the Sellers' Representative for the Sellers' Representative's review and approval at least thirty (30) days before such Tax Return is due. The Sellers shall pay to Buyer within three (3) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. Should Seller fail to pay its pro-rata portion of the tax due, such amount due may be deducted from any and all amounts due to Seller under this Agreement. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

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               (c)      Cooperation on Tax Matters.

                         (i) Sellers, Company and Buyer shall reasonably
cooperate, and shall cause their respective Affiliates, agents, auditors, and representatives to cooperate, in preparing and filing all Tax Returns, and in resolving all disputes and audits, appeals, hearings, litigation or other proceedings with respect to all taxable periods relating to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such filing, audit, appeal, hearing, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers and Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Sellers or Buyer, as the case may be, shall allow the other Party to, if transferred, make copies of such books and records, or, if destroyed or discarded, to take possession of such books and records.

                         (ii) Buyer and Sellers further agree, upon request, to
use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               (d) Transfer Taxes. Except as otherwise set forth in this Agreement to the contrary, all sales, use, and transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by the Sellers, and Sellers shall, at their own expense, accurately file or cause to be filed all necessary Tax Returns and other documentation with respect to such Taxes and timely pay all such Taxes. If required by applicable law, Buyer and the Company will join in the execution of any such Tax Returns or such other documentation.

                                   ARTICLE III

            INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller individually represents and warrants to Buyer that:

     3.1 Power. Such Seller has full power, right and authority to enter into, execute and deliver this Agreement and the documents and instruments to be executed and delivered by such Seller pursuant hereto and to carry out the transactions contemplated hereby.

     3.2 Purchased Shares. Such Seller owns of record that number of the Purchased Shares set forth on SCHEDULE 4.1(D) attached hereto. Such Seller has full power, right and authority to transfer the Purchased Shares owned by such Seller to Buyer. Such Seller owns and is conveying to Buyer the Purchased Shares owned by such Seller free and clear of all Liens and upon delivery of a certificate(s) for the Purchased Shares owned by such Seller, Buyer will acquire good and marketable title to the Purchased Shares free and clear of all Liens derived through such Seller.

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     3.3 Litigation. There is no litigation, arbitration, action, suit, proceeding or investigation served upon or, to such Seller's knowledge, threatened against such Seller relating to the purchase and sale of the Purchased Shares owned by such Seller.

     3.4 Enforceability. This Agreement and the documents and interests required to be executed and delivered by such Seller pursuant hereto have been duly and validly executed by such Seller and constitute valid and binding agreements of such Seller enforceable against such Seller in accordance with their respective terms.

     3.5 No Violation. The execution, delivery and performance of this Agreement by such Seller and all of the documents required hereby by such Seller do not violate or conflict with any contract or agreement binding on such Seller, or to such Sellers' actual knowledge, any Law, judgment, order or decree.

     3.6 No Acquisitions. Except for this Agreement, such Seller is not party to or bound by any agreement, undertaking or commitment with respect to a purchase, sale, share exchange or tender offer for Purchased Shares.

                                   ARTICLE IV

               JOINT REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers, jointly and severally, represent and warrant to Buyer that, except as otherwise set forth in the disclosure schedules attached hereto:

     4.1      Organization; Business.

               (a) The Company is a corporation duly and validly organized and existing and in good standing under the Laws of Niue and is duly qualified to conduct business as a foreign corporation in each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect.

               (b) The Company has full corporate power and authority necessary to carry on its business as it is now being conducted and to own, lease, and operate its assets and properties.

               (c) Except as set forth on SCHEDULE 4.1(C), the Company does not own or control, directly or indirectly, any interest (equity or otherwise), directly or indirectly, in any other Person or business other than the Company Group.

               (d) The Company's authorized capital stock consists of 50,000 shares of common stock, par value U.S. $1.00 each, of which 50,000 are issued and outstanding, all of which are owned by the Sellers in accordance with
SCHEDULE 4.1(d) and none of which are held

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as treasury shares. Except as set forth on SCHEDULE 4.1(D), no shares of the
Company's capital stock are issued and outstanding. All of the issued and outstanding shares of Purchased Shares are duly authorized and validly issued, fully paid and nonassessable, and to Sellers' Knowledge, were issued in compliance with all Laws. Except as set forth on SCHEDULE 4.1(D), the Company has not issued and has no outstanding commitment providing for the issuance of any new shares (with or without voting rights), any securities convertible into shares of capital stock or any other securities. No shares of capital stock of, or other ownership interest in, the Company are reserved for issuance. Except as set forth on SCHEDULE 4.1(D), there are no outstanding warrants, options, contracts, calls, puts, rights, commitments, subscriptions, pledges, demands or agreements of any character or nature whatsoever relating to the Company's capital stock. To Sellers' Knowledge, all prior redemptions of the capital stock of the Company have been in material compliance with all applicable Laws and other applicable agreements and governing documents.

               (e) True, correct and complete copies of the Certificate of Incorporation and Memorandum and Articles of Association have been delivered to Buyer.

               (f) The Company's corporate minute books, complete and correct copies of which have been delivered to Buyer, contain complete and accurate records of the material actions taken by the shareholders and Board of Directors of the Company. The share transfer books of the Company are correct, complete and current.

               (g) The present officers and directors of the Company are set forth on SCHEDULE 4.1(G) attached hereto.

     4.2 No Violation or Conflict. The execution, delivery, and performance by Sellers of the Transaction Documents to which they are a party:

               (a) do not and will not conflict with or violate any Law, judgment, order, decree, the Articles of Incorporation or Bylaws of the Company or any Contract or give rise to a right of termination or acceleration of an obligation thereunder, except (i) as set forth in SCHEDULE 4.2(A) or (ii) to the extent that such conflict, violation, or right of termination or acceleration would not have a Material Adverse Effect;

               (b) except as set forth in SCHEDULE 4.2(B) will not result in the creation of any Lien of any kind or nature against or with respect to the Purchased Shares or the Company's assets or properties; and

               (c) do not require any permissions, approvals, waivers or consents of third Person, or any declarations, filing or registration with any court, governmental body or agency or other public or private body, entity, or Person except where the failure to give any declarations, filing or registration or to obtain any permissions, approvals, waivers or consents would not have a Material Adverse Effect.

     4.3      Assets.

               (a) The Company owns good and marketable title to all of its material assets and properties (excluding leased assets and properties), free and clear of any and all Liens (other than Liens which are being released concurrently with the execution of this Agreement, Liens for current Taxes not yet due and payable, and Liens incurred in the ordinary course of business). Except as disclosed in SCHEDULE 4.3, the Company or a member of the Company Group is in possession or control of all of the Company's material assets and properties, other than those assets in transit to or from any member of the Company Group. Except as disclosed in SCHEDULE 4.3, none of the material assets or properties owned or used by the Company is leased, rented, licensed, or otherwise not owned by the Company or a member of the Company Group.

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               (b) The material Fixed Assets and other material tangible
properties and assets necessary for the operation of the Company's business as it is currently conducted are, taken as a whole, in usable condition, normal wear and tear excepted. No notice of any violation of any building, zoning, or other Law relating to such assets or their use is either within Sellers' Knowledge or has been received by the Company or any Seller.

               (c) The quantity of Inventory is adequate for, but does not exceed levels appropriate to, the customary operations of the Company's business.

               (d) All of the tangible assets and properties of the Company are either (i) physically located at the Premises, at sites leased by the Company
(ii) at warehouses with which the Company has storage agreements, (iii) physically located in the possession or control of employees or agents of the Company, or (iv) are in transit to or from one of the foregoing locations.

     4.4      Financial Information.

               (a) Complete and accurate copies of the financial statements included in the Financial Information are attached as SCHEDULE 4.4(A). Such financial statements are accurate and complete in all material respects.

               (b) To the Knowledge of Sellers, the Company is not subject to any debt, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, and to the extent (i) set forth in the financial statements that are part of the Financial Information, (ii) set forth on SCHEDULE 4.4(A), or (iii) incurred in or as a result of the ordinary course of business since inception, and which are consistent in amount and character with past practice and experience and are not material in amount or effect,. All reserves and allowances included in the Company's December 31, 2003 balance sheet are stated in accordance with GAAP. Sellers have agreed to assume the obligations of the Company to Ethno Tech as outlined in SCHEDULE 6.2 hereto, such obligations shall be excluded from the obligations and liabilities being transferred to Buyer.

               (c) With the exception of the deposit and collection of checks in the ordinary course of business, the Company has not guaranteed or become a surety and is not otherwise contingently liable for the obligation of any other Person.

     4.5      Taxes.

               (a) The Company has duly and timely filed all Tax Returns of any kind that were required to be filed. All such Tax Returns and reports are true, complete and correct. The Company has paid or made adequate provision for the payment of all Taxes owed by it. No Tax deficiency has been proposed, threatened or assessed against the Company, and to Sellers' Knowledge, no grounds exist and there is no basis in fact for the assessment of any additional Tax. The reserves for Taxes to be reflected in the Closing Balance Sheet shall be adequate to cover any and all Taxes which may be assessed with respect to its properties or business up to and including the Effective Time and all prior periods. The Company has not given or been requested to give waivers of any statutes of limitations relating to the payment of Taxes for any taxable period. No Tax Returns of the Company have been audited and no claim by any Tax authority for additional Taxes are currently pending.

               (b) The Company is not bound by and does not have any obligation under or potential liability with respect to any Tax allocation, Tax sharing or Tax indemnification agreement or similar contract or arrangement. The Company does not have liability for Taxes of any other Person under the Code or any provisions of state, local or foreign law, as a transferee or successor, by contract or otherwise.

              (c) Since incorporation, no claim has been asserted by a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

               (d) The Company has duly withheld and paid all Taxes which it is required to withhold and pay relating to amounts heretofore paid or owing to any employee, independent contractor, creditor, Seller or any other third party.

               (e) The Company has not been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return.

               (f) Except as set forth in SCHEDULE 4.6, the Company has not received from the Internal Revenue Service or any other taxing authority any notice of underpayment of Taxes, assessment of additional Taxes, or other deficiency which has not been paid or any objection to any Tax Return filed by Company.

               (g) There are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of the Company.

               (h) The Company is not a party to or bound by any contract, agreement, plan or arrangement covering any employee or former employee nor is there any agreement (including this Agreement) that the Company is a party to that under any circumstances could obligate the Company, to make payments to an employee or former employee that, individually or in the aggregate, could give rise to any payment (nor have any payments been made) that would not be deductible pursuant to Sections 280G or 162 of the Code.

               (i) The Company has not applied for any Tax ruling, entered into any closing agreement with a taxing authority, filed an election under Code
Section 338(g) or Code Section 338(h)(10) (nor has a deemed election under Code
Section 338(e) occurred), filed any consent under Code Section 341(f) or agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as defined in Code Section 341(f)(4)) owned by the Company.

               (j) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii) and Buyer is not required to withhold Tax on the purchase of the Purchased Shares by reason of Code Section 1445.

               (k) The Company has delivered to the Buyer true and correct copies of all requested federal and state income, franchise, and other Tax Returns with respect to the Company together with true and correct copies of all requested accountants' work papers relating to the preparation thereof.

               (l) The assets of the Company are not treated as "tax-exempt use property" within the meaning of Code Section 168(h) nor secure any debt the interest of which is exempt from Tax under Section 103 of the Code. The Company is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. The Company has not been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement. The Company has not participated in an international boycott as defined in Section 999 of the Code. The Company has not agreed, and is not required to make, any adjustment under Code Section 263A, 481(a) or 482 (or similar provision of any Tax law) by reason of a change in accounting method or otherwise. The Company has no permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. The Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which it may be subject or which it may have claimed, and the transactions contemplated by the Transaction Documents will not have any adverse effect on such compliance. Since incorporation, the Company has not received a written tax opinion with respect to any transaction, nor has the Company received a written tax opinion with respect to any transaction relating to the Company other than a transaction in the ordinary course of business. The Company is not the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to the Company. The Company is not a party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code. The Company is not a party to a lease agreement involving a defeasance of rent, interest or principal.

     4.6 Absence of Certain Changes. Except as disclosed in SCHEDULE 4.6, the Company has operated its business only in the ordinary course and consistent with past practice, and there has not been:

               (a) To Sellers' Knowledge, any change in the Company's condition (financial or otherwise), assets, liabilities, business, earnings, or prospects that would have a Material Adverse Effect;

               (b) Any damage, destruction, or loss (whether or not covered by insurance) affecting the Company's properties, assets, business, or prospects that would have a Material Adverse Effect, or to Sellers' Knowledge, any threat to take by condemnation or eminent domain any real property owned or leased by the Company;

               (c) Any executory purchase commitment which is materially in excess of normal business requirements or other than for normal operating inventories;

               (d) The declaration or payment of any dividend or distribution on any of the Company's capital stock, nor has the Company made, directly or indirectly, any payment or other distribution of assets of any nature whatsoever to the Sellers or affiliates thereof except for regular salary payment for services rendered and reimbursement for ordinary and necessary business expenses;

               (e) Any salary or bonus paid to any shareholder, director and/or employee of more than $100,000, or any increase (or promised increase) in the level or rate of salaries or compensation of any employees in excess of five percent (5%);

               (f) Any liability incurred or assumed, or any contract, agreement, arrangement, lease (as lessor or lessee), license or other commitment entered into or assumed, whether written or oral, involving more than $50,000 in each instance, except in the ordinary course of business;

               (g) Any loan or advance to third parties other than in the ordinary course of business;

               (h) Any payment of, or commitment to pay, any severance or termination pay to any officer, director, consultant, agent, employee or shareholder;

               (i) Any change in accounting methods or practices or any change in depreciation or amortization policies or rates;

               (j) Any purchase, sale, abandonment or other disposition of assets or properties in anticipation of this Agreement, or any purchase, lease, sale, abandonment or other disposition of assets, except in the ordinary course of business;
               (k) Any acquisition of all or any substantial part of the stock or the business or operating assets of any other Person;

              (l) Any waiver or release of any rights, except for rights of insubstantial value;

              (m) Any cancellation or compromise of any debts owed to the Company or known claims against others exceeding $10,000 or any payment of any debts owed by the Company, other than in the ordinary course of business;

              (n) Any sale, transfer, grant or expiration of any material rights under any leases, licenses, agreements, or Intangible Assets, other than in the ordinary course of business; and/or

               (o) A redemption, purchase or acquisition of any shares of the Company's capital stock or any issuance of any shares of the Company's capital stock or securities convertible into its capital stock, other than shares issued to the Exercising Optionholders.

     4.7 Contracts and Commitments. SCHEDULE 4.7 hereto sets forth a complete and accurate list of the following contracts and commitments to which the Company is a party:

               (a) All leases of real and/or personal property.

               (b) All contracts or commitments (other than those for the sale of its products or the purchase of Inventory) involving a consideration of or expenditure in excess of $50,000, or involving performance over a period of more than thirty (30) days.

               (c) All purchase commitments: (i) for Inventory in excess of three (3) months' normal usage; (ii) in excess of the normal, ordinary and usual requirements; or (iii) at any price materially in excess of the current market price in effect at the time of making the commitment.

               (d) All contracts or commitments for the sale of products which aggregate in excess of $50,000 to any one customer (or group of affiliated customers), and any contracts or commitments for the sale of products involving performance over a period of more than twelve (12) months.

               (e) All powers of attorney given to any Person.

               (f) All labor union or collective bargaining agreements.

               (g) All management, consulting, or employment agreements or other agreements providing for employment or the rendering of services that provide for: (i) any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation or (ii) contain severance or termination pay liabilities or obligations.

               (h) All agreements for the storage, transportation, treatment or disposal of any hazardous waste or hazardous byproduct.

               (i) All agreements restricting the right of the Company to compete in any business or in any geographical area or any agreement by any other Person not to compete with the Company in any business or in any geographical area, other than provisions in agreements with employees entered into in the ordinary course of business.

               (j) All agreements restricting the right of the Company to use or disclose any information in its possession, other than nondisclosure or confidentiality agreements entered into with customers and suppliers in the ordinary course of business.

               (k) All partnership, joint venture, limited liability company or similar agreements;

               (l) All guaranties of any obligations of another Person or similar agreement, and all loan agreements, promissory notes, industrial revenue bonds, letter of credit or other evidence of indebtedness (short or long-term), whether as a signatory, guarantor or otherwise;

               (m) Any Contract that would terminate as a result of this Agreement; and

               (n) Any contract between the Company and a Seller, a director, officer, employee, agent or affiliate of the Company or a Seller, other than employment or agency agreements entered into in the ordinary course of business.

The Company has delivered to Buyer a true and complete copy of each Contract listed on SCHEDULE 4.7.

     4.8      Performance of Contracts; Business Relationships.

               (a) To the Knowledge of Sellers (i) the Company and each other party to each material Contract to which the Company is a party are not in default under any material Contracts, and (ii) all of such material Contracts are in full force and effect and are valid and enforceable; and

               (b) Except as set forth in SCHEDULE 4.8(B) during the twelve (12) month period preceding the date hereof, no material Contracts of the Company were terminated, expired, or not renewed except in the ordinary course of business. During the twelve (12) month period preceding the date hereof, no material supplier or customer of the Company ceased doing business with the Company.

     4.9 Bank Accounts. SCHEDULE 4.9 hereto describes all checking accounts, savings accounts, custodial accounts, certificates of deposit, safe deposit boxes, money market accounts, or other similar accounts maintained by the Company. The signatories identified on SCHEDULE 4.9 constitute the only signatories with respect to said accounts.

               (a) Accounts. All of the accounts receivable, which comprise the Accounts, arose from arm's length transactions by the Company in the ordinary course of business. To Seller's Knowledge, the Company has not received any written notice that a portion of any such Accounts is subject to counterclaim or set-off or is in dispute.

               (b) To Sellers' Knowledge, except as reflected in the financial statements included in the Financial Information, the Company has not received any written notice that an account receivable previously collected by the Company is or will be subject to any claim of any third party, including preference claims under state and federal bankruptcy laws.

     4.10 Intangible Assets.

               (a) SCHEDULE 4.10 attached hereto sets forth the patents, patent applications, trade names, trademarks, trade designations, logos, service marks, trademark and service mark applications, copyrights, and copyright applications owned by the Company, used by the Company, or owned by an employee of the Company and related to the Company's business. The Company does not claim any right, title or interest in any Intangible Assets other than those set forth on
SCHEDULE 4.10.
               (b) To the Knowledge of Sellers, the Company possesses sufficient right, title, and interest in and to each of the Intangible Assets to conduct the Company's business as it has been conducted. To the Knowledge of Sellers, the Company owns or possesses adequate licenses or other rights to use the other patents, trademarks, service marks, trade names, copyrights or Intangible Assets it uses. To the Knowledge of Sellers, the Company does not infringe on any intellectual property rights of others. There are no claims, demands or proceedings served on the Company or, to the Knowledge of Sellers, threatened, by any third party pertaining to or challenging the Company's rights to any of the Intangible Assets. To the Knowledge of Sellers, none of the Intangible Assets set forth on SCHEDULE 4.10 is invalid or unenforceable and no Person has infringed on the Intangible Assets.

               (c) Except as set forth on SCHEDULES 4.7 or 4.10 hereto, no royalty, commission, or payment of any kind is owed by the Company for the use of any of the products sold by the Company.

     4.11      Violations of Law.

               (a) To the Knowledge of Sellers, the Company has complied in all material respects with all applicable Laws; and, to the Knowledge of Sellers, no action, suit, proceeding, hearing, investigation, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure to so comply, except where the failure to comply would not have a Material Adverse Effect.

               (b) To the Knowledge of Sellers, the Company has never been a party to any illegal payments.

     4.12 Brokers. Neither the Sellers nor the Company has engaged in or is liable to any Person for any brokers, finders' or similar fees in connection with the transactions contemplated by this Agreement.

     4.13 Permits. To the Knowledge of Sellers, the Company has all Permits necessary for the ownership or use of the Company's assets and properties and the operation of its business as currently conducted, except were the failure to have such Permits would not have a Material Adverse Effect. All of such Permits are listed on SCHEDULE 4.13 attached hereto. To the Knowledge of Sellers, each of the Permits is in full force and effect and the Company is in compliance with all restrictions and requirements thereof, except were such failure to comply would not have an Material Adverse Effect.

     4.14      Employment Matters.

               (a) SCHEDULE 4.14(A) attached hereto lists all employees of the Company as of the Closing Date, their current rates of compensation and dates of hire.

               (b) SCHEDULE 4.14(B) hereto lists all material Employee Benefit Plans. Each Employee Benefit Plan is and at all times has been in material compliance with all applicable Laws including ERISA. The Company is not contributing to, and has never contributed to or been obligated to contribute to, any multi-employer plan within the meaning of Section 3(37) of ERISA. There is no accumulated funding deficiency under Section 412 of the Code or Section 302 of ERISA in connection with any Employee Benefit Plan and no reportable event (within the meaning of Section 4041 of ERISA) has occurred in connection with any Employee Benefit Plan, other than reportable events to which the requirement of notice to the Pension Benefit Guarantee Corporation has been waived. The Company has not engaged in any "prohibited transaction" as defined in ERISA or the Code. An IRS determination letter or IRS opinion letter has been issued with respect to each Employee Benefit Plan and is intended to meet the requirements of Section 401(a) of the Code.

     (c) Any past Employee Benefit Plan that has been terminated was done so in material compliance with all applicable Laws, and the Company has no further liability or obligation pursuant to any past Employee Benefit Plan..

     (d) With respect to each Employee Benefit Plan: (i) all payments due from the Company to date have been made and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of Company to the extent required by GAAP; (ii) each Employee Benefit Plan has been administered in accordance with its terms; and (iii) there are no actions, suits or claims pending (other than routine claims for benefits) and no audits pending with respect to such Employee Benefit Plan or against the assets of such Employee Benefit Plan, and to the Sellers' Knowledge, no act or omission has occurred which would reasonably be expected to result in any such actions, suits or claims (other than routine claims for benefits).

     (e) Except as disclosed in SCHEDULE 4.14(E), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in, with respect to any Employee Benefit Plan which the Company sponsors, any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

     (f) No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of service other than (i) coverage mandated by applicable Law, (ii) death or retirement benefits under any Employee Benefit Plan that is an employee pension benefit plan, (iii) deferred compensation benefits that are accrued as liabilities on the books of the Company, or (iv) disability benefits under any employee welfare benefit plan.

     (g) The Company has no announced plan or legally binding commitment to create any additional employee benefit plans or to amend or modify any existing Employee Benefit Plan, except to the extent required by Law.

     (h) With respect to each Employee Benefit Plan, the Company has made available to Buyer true and correct copies of:

               (i) the plan document and any related trust agreement, all amendments thereto, the summary plan description and any summary of material modifications thereto;

               (ii) Form 5500 annual reports for plan years beginning in 2002 and the preceding two years; and

               (iii) with respect to each Employee Benefit Plan that is intended to be qualified under Code section 401(a), the most recent favorable determination letter or opinion letter issued by the Internal Revenue Service

     (i) the Company is in material compliance with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours and has not engaged in any unfair labor practice.

     (j) Except as disclosed on SCHEDULE 4.14(J), to Seller's Knowledge, no present or former employee of the Company has any claim against the Company (whether under applicable Law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salaries, other than wages or salaries for the current payroll period, or (iii) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in the twenty-four (24) month period immediately preceding the date hereof and accrued as a liability on the most recent financial statements included in the Financial Information.

     (k) The Company has made all required payments to its unemployment compensation reserve account with the appropriate governmental authorities, and there are not currently any employees receiving unemployment compensation benefits which are being charged against such account.

     (l) There is not now pending or, to Sellers' Knowledge, threatened, any charge or complaint before the National Labor Relations Board or any representative thereof, or any comparable foreign or state agency or authority. In the last five (5) years, the Company has not experienced and there is currently no material labor dispute, work stoppage or union organizing activities. The Company has not committed any unfair labor practice that has not been fully remedied.

     (m) To Seller's Knowledge, there are no pending or unresolved claims by any person against the Company arising out of any Law relating to discrimination against employees or employee practices or occupational or safety and health standards.

     (n) The Company has not been the subject of any inspection, audit, investigation, complaint or other proceeding relating to employment Laws, including without limitation occupational or safety and health standards and immigration Laws.

     4.15      Litigation.

               (a) Except as set forth in SCHEDULE 4.15, there is not now, nor has there been since incorporation, any litigation, arbitration, action, suit, proceeding, claim or investigation brought by or served upon, or to the Knowledge of the Sellers, threatened in writing against, the Company, its properties, business or any of the Company's officers, directors, agents or employees (in their professional or employee capacities). The Company is not subject to any judgment, court decree, governmental decree or injunction.

               (b) To Sellers' Knowledge, there are no actions, suits or proceedings pending, proposed or threatened, by any Person that question the legality, validity, or propriety of the transactions contemplated by this Agreement.

     4.16      Insurance.

               (a) SCHEDULE 4.16 hereto lists and describes all of the insurance policies of the Company. Said policies are in full force and effect.

               (b) SCHEDULE 4.16 hereto lists and summarizes all claims in excess of $5,000 under said insurance policies or any other policies made or pending since inception.

               (c) No lapse of the liability insurance coverage of the Company has ever occurred, and the Company has not had any application for such insurance coverage denied or any insurance policy or coverage thereunder canceled, withdrawn, or not renewed.

               (d) There is no claim pending under any insurance policy of the Company as to which coverage has been questioned, denied or disputed and, to the Knowledge of the Sellers, there is no basis for the denial of any such claim.

     4.17      Product Matters.

               (a) All instances of Product Warranty Claims of the Company involving amounts in excess of $2,000 per occurrence that have occurred and for which notice has been received by the Company since inception are listed on
SCHEDULE 4.17 hereto.

               (b) All instances of Product Liability Matters of the Company that have occurred and for which notice has been received by the Company since inception, if any, are listed on SCHEDULE 4.17 hereto.

               (c) Since inception, the Company has not received any written notice setting forth defects or deficiencies in the design of products provided by the Company prior to the date hereof.

               (d) Since inception, there has been no product recalls with respect to products manufactured by the Company.

               (e) To Sellers' Knowledge, the products of the Company have received all applicable governmental approvals required for their sale and use and meet and comply with all applicable government standards and specifications, except were the failure to comply would not have a Material Adverse Effect.

     4.18      Premises.

               (a) The Premises and the other properties listed on SCHEDULE 4.18(A) constitute all of the real property and improvements leased by the Company. The Company does not own any real property and does not have any option or other right to acquire any real property.

               (b) To the Knowledge of Sellers, the roofs, walls, foundations and other major structural components of the Premises are in a condition and state of repair which is adequate for the current use of the Premises, reasonable wear and tear excepted.

               (c) The Premises (i) are not subject to any subleases of any kind; (ii) are served by water, sewer, electrical, telephone, drainage and gas utilities which are adequate for the current use of the Premises; (iii) to the Knowledge of Sellers, are used by the Company in a manner which complies with applicable zoning ordinances and other Laws without any special use approval or permits, except to the extent noncompliance would not have a Material Adverse Effect; (iv) to the Knowledge of Sellers, require no work or improvements to bring it into compliance with any applicable Law other than work or improvements which are not material in nature and cost; (v) to the Knowledge of Sellers, are not subject to any unpaid assessments for public improvements; and (vi) to the Knowledge of Sellers, are not the subject of any construction or improvements by the Company for which payment in full has not been made.

     4.19      Distributors; Manufacturer's Representatives.

               (a) SCHEDULE 4.19 hereto: (i) lists all Persons that purchase the Company's products as distributors; (ii) lists all non-employee Persons that serve as sales representatives or manufacturer's representatives for the Company's products; and (iii) lists all agreements with each such distributor or representative.

               (b) Except as set forth on SCHEDULE 4.19, all contracts with the Company's distributors and/or manufacturers or sales representatives can be terminated by the Company upon sixty (60) days' notice or less, with or without cause, without liability, penalty, or premium of any nature whatsoever.

     4.20      Transactions with Related Parties.

               (a) Except as set forth on SCHEDULE 4.20 hereto, the Company is not a party to any transaction or proposed transaction, including, without limitation, the leasing of property, the purchase or sale of raw materials or finished goods, the furnishing of services or the borrowing or lending of money, with any director, officer, employee, shareholder, agent, or consultant or any Person owned or controlled by any of the preceding, or any Person who is an affiliate of any Seller. Except as set forth on SCHEDULE 4.20 hereto, no Seller or any director, officer (or similar official) or, to the Sellers' Knowledge, any employee of the Company or any of their affiliates, owns or has any ownership interest in any corporation or other entity (other than a member of the Company Group) which is in competition with the Company or which is engaged in a related or similar business to that of the Company other than direct or indirect passive investments of up to two percent (2%) of any class of securities of any entity whose securities are actively traded on an established national securities market or the national over-the-counter market.

               (b) Except for the ordinary course payment of salary and the provision of employee benefits, the Company has no obligations to any Seller, any Affiliate of any Seller or any Affiliate of the Company and no Seller, Affiliate of the Seller or Affiliate of the Company has any obligation to the Company.

     4.21 Customers and Suppliers. SCHEDULE 4.21 hereto sets forth a list of the Company's ten (10) largest customers and the Company's ten (10) largest suppliers during each of the Company's two (2) most recent calendar years determined on the basis of the total dollar amount of net sales to such customers and purchases from such suppliers. There has been no termination, cancellation or material curtailment of the business relationship with any customer or supplier listed on SCHEDULE 4.21. To Sellers' Knowledge (i) no material unresolved dispute or complaint exists with a customer or supplier listed on SCHEDULE 4.21, and (ii) no such customer or supplier has notified the Company in writing that such Customer intends to terminate, cancel or materially curtail its business relationship with the Company.

     4.22 No Acquisitions. Except for this Agreement, the Company is not party to or bound by any agreement, undertaking or commitment with respect to: (a) a merger, share exchange, consolidation or other similar transactions involving the Company; (b) a purchase, share exchange or tender offer for outstanding shares of the capital stock of the Company; or (c) a purchase, lease or other acquisition of all or substantially all of the assets of the Company.

     4.23 Investment Representations. Sellers are acquiring the Shares solely for each of its own account for investment and not with a view toward any resale or distribution thereof. Sellers represent that their place of business and/or residence is located outside of the United States of America and that Buyer is providing the Shares to Sellers based on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended . Sellers acknowledge that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, except pursuant to a an exemption from such registration available under such Act, and without compliance with foreign securities laws, in each case, to the extent applicable. Sellers have such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of its purchase of the Shares. Sellers confirm that Buyer has made available to Sellers the opportunity to ask questions of Buyer and of the officers and management employees of Buyer and to acquire additional information about the business and financial condition of the Buyer.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Sellers that:

     5.1 Organization. Buyer is a corporation duly and validly organized and existing and in good standing under the Laws of the State of Nevada and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which Buyer conducts business.

     5.2 Authorization; Enforceability. The execution, delivery, and performance of the Transaction Documents by Buyer, and all of the documents and instruments required hereby, are within the corporate power of Buyer and have been duly authorized by all necessary corporate action. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

     5.3 No Violation or Conflict. The execution, delivery, and performance of the Transaction Documents by Buyer:

               (a) do not and will not conflict with or violate any Law, judgment, order, decree, the Articles of Incorporation or Bylaws of Buyer, or any contract or agreement to which Buyer is a party or by which Buyer is bound or give rise to a right to termination thereunder; and

               (b) do not require any approvals or consents of third parties, or any declarations or filings with any court, governmental body or agency or other public or private body or Person.

     5.4 Brokers. Buyer has not engaged and is therefore not liable to any Person for any brokers', finders', or similar fees in connection with the transactions contemplated by the Transaction Documents.

     5.5 Investment Representations. Buyer is acquiring the Purchased Shares solely for its own account for investment and not with a view toward any resale or distribution thereof. Buyer acknowledges that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, except pursuant to a an exemption from such registration available under such Act, and without compliance with foreign securities laws, in each case, to the extent applicable. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of its purchase of the Purchased Shares Buyer confirms that Sellers and the Company have made available to Buyer the opportunity to ask questions of Sellers and of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company.

                                   ARTICLE VI

                                 INDEMNIFICATION

     6.1      Survival of Representations and Warranties.

               (a) Each of the representations and warranties set forth in
Section 4.1(d), 4.3(a), 4.5, or 4.12, 5.2, 5.4, and 5.5 shall survive the
Closing and shall continue in full force and effect until the three (3) year anniversary of the date hereof, whereupon such representations and warranties shall automatically expire. Each of the other representations and warranties set forth in Articles III, IV and V shall survive the Closing and continue in full force and effect until the twelve (12) month anniversary of the date hereof, whereupon such representations and warranties shall automatically expire. Upon the expiration of any representation or warranty pursuant to this Section 6.1(a), such representation and warranty shall be deemed to be of no further force and effect, as if never made, and no action may be brought based on the same, whether for breach of contract, tort or under any other legal theory, unless and only to the extent that written notice of a claim based on such representation and warranty specifying in reasonable detail the facts on which such claim is based shall have been delivered to the Indemnifying Party prior to the expiration of such representation or warranty.

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

               (b) Buyer expressly acknowledges that, except for the representations and warranties of Sellers specifically set forth in Articles III and IV, Buyer has not been induced by or relied on any statements or information provided by Sellers or the Company in connection with the transactions contemplated by the Transaction Documents, and Sellers make no other representations or warranties other than those expressly set forth in such Articles. Buyer have made their own investigation of the Company and its business prior to the Effective Time and have not been induced by or relied upon any representations or statements as to the advisability of entering into the transactions contemplated by the Transaction Documents other than as expressly set forth in the Transaction Documents.

               (c) Sellers expressly acknowledge that, except for the representations and warranties of Buyer specifically set forth in Article V, Sellers have not been induced by or relied on any statements or information provided by Buyer in connection with the transactions contemplated by the Transaction Documents and that Buyer makes no other representations or warranties other than those expressly set forth in such Article. Sellers have made their own investigation of Buyer prior to the Effective Time and have not been induced by or relied upon any representations or statements as to the advisability of entering into the transactions contemplated by the Transaction Documents other than as expressly set forth in the Transaction Documents.

     6.2 Indemnification By Sellers. Subject to the provisions of this Article VI, Sellers shall indemnify and hold the Buyer and the Company (jointly referred to in this Article VI as "Buyer") harmless from and against all Losses actually incurred by Buyer as a result of:

               (a) any breach or inaccuracy of any of the representations and warranties made by Sellers in this Agreement other than the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 4.1(d), 4.3(a), 4.5, or 4.12,
hereof, during the survival period for such representation or warranty as set forth in Section 6.1(a);

               (b) any breach or inaccuracy of any of the representations and warranties made by Sellers in Sections 3.1, 3.2, 3.4, 4.1(d), 4.3(a), 4.5, or,
4.12 hereof, during the survival period for such representation or warranty as set forth in Section 6.1(a);

               (c) any liability, damages, and costs incurred by Buyer as a result of the liability of the Company to Ethno Tech; Sellers have agreed to jointly and severally be responsible for any and all obligations due by GBI to Ethno Tech as more particularly described in SCHEDULE 6.2 hereto; and,

               (d) any failure or breach by any Seller to carry out, perform, satisfy, and discharge any of Sellers' covenants, agreements, undertakings, liabilities, or obligations under this Agreement.

     6.3 Indemnification By Buyer. Subject to the provisions of this Article VI, Buyer shall indemnify and hold Sellers and Sellers' Representative (jointly referred to in this Article VI as "Sellers") harmless from and against:

               (a) all Losses actually incurred by Sellers as a result of any breach or inaccuracy of any of the representations and warranties made by Buyer in this Agreement, during the survival period for such representation or warranty as set forth in Section 6.1(a);

               (b) all Losses actually incurred by Sellers as a result of any failure or breach by Buyer to carry out, perform, satisfy, and discharge any of its covenants, agreements, undertakings, liabilities, or obligations under this Agreement; 6.4 Additional Limits on Indemnification.

               (a) Notwithstanding any other provisions of this Agreement, Sellers' indemnification obligations under Section 6.2 are subject to the following limitations:

                         (i) Buyer shall not be entitled to indemnification
pursuant to Section 6.2(a) until the cumulative aggregate amount of indemnifiable Losses under such Section exceeds $10,000 and then Buyer shall be entitled to indemnification on all Losses back to the first dollar.

                         (ii) In no event shall the cumulative aggregate
liability of Sellers pursuant to Section
6.2 exceed six million dollars ($6,000,000).

                         (iii) Each Seller shall be individually, solely and
entirely responsible for a breach by such Seller of a representation and warranty set forth in Article III, and no other Seller shall have any liability therefor.

                         (iv) Each Seller shall be liable for such Seller's
Pro-Rata Percentage of any indemnification liability of Sellers not subject to clause (iii) above (A) solely up to such Seller's Pro-Rata Percentage of the Purchase Price. Except as set forth in clause (iii) above below, no Seller shall have any liability to Buyer in excess of such Seller's Pro-Rata Percentage of the Purchase Price.

                         (v)  If, as of the Closing, Buyer has Knowledge of any
misrepresentation or any breach of any representation and warranty of Sellers contained herein, such misrepresentation or breach of representation and warranty shall be deemed to be irrevocably waived by Buyer (but solely to the extent that Buyer had Knowledge of such misrepresentation or breach), and Buyer shall be deemed to have fully released and forever discharged Sellers on account of any and all claims or demands, known or unknown, with respect to such misrepresentation or breach of representation and warranty (but solely to the extent that Buyer had Knowledge of such misrepresentation or breach).

               (b) Notwithstanding any other provisions of this Agreement, Buyer's indemnification obligations under Section 6.3 are subject to the following limitations:

                    (i) In no event shall the cumulative aggregate liability of Buyer pursuant to Section 6.3 exceed the six million dollars ($6,000,000).

                    (ii) If, as of the Closing, Sellers have Knowledge of any misrepresentation or any breach of any representation and warranty of Buyer contained herein, such misrepresentation or breach of representation and warranty shall be deemed to be irrevocably waived by Sellers (but solely to the extent that Sellers had Knowledge of such misrepresentation or breach), and Sellers shall be deemed to have fully released and forever discharged Buyer on account of any and all claims or demands, known or unknown, with respect to such misrepresentation or breach of representation and warranty (but solely to the extent that Sellers had Knowledge of such misrepresentation or breach).

               (c) For purposes of any claim by any Party hereto for breach of any of the representations and warranties set forth herein, each Party acknowledges that a disclosure by the other Party in any part of the Transaction Documents (including the schedules) of any fact or omission shall be deemed a disclosure of such fact or omission under all relevant provisions of the Transaction Documents (including any relevant schedules).

     6.5 Indemnification Procedure. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any indemnification claim which is not a Third Party Claim, which written notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made. Subject to
Section 6.1(a), the failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party except to the extent that such failure shall have prejudiced the Indemnifying Party.

               (b) (i) An Indemnified Party seeking indemnification in respect of a Third Party Claim shall give the Indemnifying Party from whom indemnification with respect to such claim is sought, within fifteen (15) days after the receipt of notice of such Third Party Claim (but in any event at least ten (10) days before any responsive pleading is due), (A) written notice of such Third Party Claim, and (B) copies of the documents and information relating to any such Third Party Claim. Subject to Section 6.1(a), the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party except to the extent that such failure shall have prejudiced the Indemnifying Party.

               (ii) The Indemnifying Party shall have the right, at its option and expense, to assume the defense of such Third Party Claim using counsel reasonably acceptable to the Indemnified Party. The Indemnifying Party shall exercise such option by written notice to the Indemnified Party within fifteen
(15) days after its receipt from the Indemnified Party of the notice and copies described in clause (i). The assumption of such defense by the Indemnifying Party shall not constitute an admission by the Indemnifying Party that such Third Party Claim is within the scope of or subject to indemnification by the Indemnifying Party. So long as the Indemnifying Party is contesting or defending the Third Party Claim with reasonable diligence and in good faith: (A) the Indemnified Party may participate in (but not control) the defense of the Third Party Claim with counsel of its choice and at its expense; (B) the Indemnifying Party shall not be liable for any Losses with respect to the Third Party Claim if the Indemnified Party consents to the entry of any judgment or enters into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); and (C) the Indemnifying Party may not enter into a settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall be not unreasonably withheld or delayed) unless as part of such settlement the third party bringing the Third Party Claim gives to the Indemnified Party a release of all liability with respect to such Third Party Claim.

               (iii) In the event the Indemnifying Party does not, within fifteen (15) days after its receipt from the Indemnified Party of the notice and copies described in clause (i), exercise its option to assume the defense of the Third Party Claim as provided above, then: (A) the Indemnified Party shall have the right to assume the defense of such claim in such manner as the Indemnified Party deems appropriate; provided, however, that it may not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; and (B) the assumption of such defense shall not constitute either a waiver by the Indemnified Party of or an entitlement by the Indemnified Party to indemnification for any Losses from the Indemnifying Party.

               (c) In connection with any Third Party Claim, the Buyer and the Sellers shall cooperate with each other and provide each other with reasonable access to the books and records and personnel in their possession or under their control.

     6.6 Calculation of Losses. In calculating any Indemnified Party's indemnifiable Losses, such Losses shall be calculated net of:

               (a) any Tax benefits, savings or reductions to such Indemnified Party as a result of the claim giving rise to such losses, damages, costs, expenses, liabilities, obligations, actions, demands, judgments, interest or claims;

               (b) any insurance proceeds or payments from third parties to which the Indemnified Party is entitled by virtue of the claim giving rise to such losses, damages, costs, expenses, liabilities, obligations, actions, demands, judgments, or interest (it being understood that: (A) no Party shall have any obligations to maintain any insurance coverage, and (B) any Indemnified Party shall make commercially reasonable efforts to collect under any insurance policy or from any third party responsible for any claim or event giving rise to an indemnification obligation hereunder); and

               (c) any amount actually saved by the Indemnified Party as a result of its mitigation of damages, or which could have been saved by such Indemnified Party had it made commercially reasonable efforts to mitigate its damages.

     6.7 Subrogation. If an Indemnifying Party makes any payment under this
Article VI in respect of any Losses, such Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or third party with respect to such Losses.

     6.8 Exclusive Remedy. Buyer and Sellers acknowledge and agree that: (i) the foregoing indemnification provisions in this Article VI shall be the exclusive remedy of the Buyer and the Sellers for any breach by Sellers or Buyers of any representation, warranty, covenant or agreement contained in this Agreement;
(ii) no Party shall be entitled to any further indemnification, rights, remedies or claims of any nature whatsoever in respect thereof, all of which the Parties hereby waive; and (iii) neither Buyer nor Sellers shall not be entitled to a rescission of this Agreement.

     6.9 Set-Off. Buyer may set-off against the option price, on a dollar for dollar basis, any liability that Sellers agreed to assume and/or any and all amounts due by Sellers to Buyer pursuant to this indemnification and defense
Article VI.

                                   ARTICLE VII

                                  MISCELLANEOUS

     7.1 Further Assurances. From time to time after the Closing, upon the request of the Buyer, and at Buyer's expense for any out-of-pocket costs of Sellers or Sellers' Representative, the Sellers shall execute and deliver, and cause to be executed and delivered, such further instruments of conveyance, assignment and transfer and take such further action (excluding any obligation to make payments) as Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to the Purchased Shares pursuant to this Agreement.

     7.2 Entire Agreement; Amendment. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions of the Parties, whether oral or written, and there are no warranties, representations, or other agreements between the Parties or on which any of the Parties have relied in connection with the subject matter hereof, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     7.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Sellers (on their own behalf and the Company's behalf) and the Buyer shall pay all fees and expenses incurred by them, including the fees of their respective counsel, accountants, brokers, investment bankers, and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement.

     7.4 Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the Laws of the State of Nevada.

     7.5 Assignment. This Agreement shall not be assigned by any Seller or the Buyer without the prior written consent of the other Party; provided, however, that the Buyer shall have the right to assign all or to delegate all or any portion of its obligations under this Agreement or any portion of its obligations under this Agreement, to a subsidiary, its corporate parent or another affiliate without the consent of any Seller. Any such assignment shall not release Buyer from its obligations hereunder. "Assignment" shall include any merger, reorganization, or similar event to which the Company is a party. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

     7.6 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to a Party or the fifth business day after having deposited the notice or communication in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such Parties notify the others in accordance with this section of a change of address:

     7.7 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

     7.8 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

     7.9 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, illegal, or unenforceable, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal, or unenforceable provision as may be possible and be valid, legal, and enforceable. This Agreement shall then be construed and enforced as so modified.

     7.10 No Reliance. Except for any assignees permitted by Section 7.5 of this
Agreement: (a) no third party is entitled to rely on any of the representations, warranties, and agreements of the Parties contained in this Agreement; and (b) the Buyer, the Sellers, and the Company assume no liability to any third party because of any such reliance.

           If to Sellers:         c/o Patti L. W. McGlasson
                                  22091 Timberline Way
                                  Lake Forest CA 92630

           If to Buyer:           Arrango-Orillac Building
                                  East 54th Street,
                                  Panama City, Panama

     7.11 Specific Performance. In addition to other remedies provided by law or equity, upon a breach by one Party of any of the covenants contained in this Agreement, the other Party shall be entitled to have a court of competent jurisdiction enter an injunction prohibiting any further breach of the covenants contained in this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

SONIC MEDIA CORP.


By /s/ David Kalenuik
   ------------------------------
   David Kalenuik, its President
                                       SELLERS

                                       HEALTHPRO FOUNDATION, AS TO 25,000 SHARES

                                       By /s/ Belkis Reyes
                                          --------------------------------
                                          Its: Authorized Agent

                                       PROTERRA INTERNATIONAL FOUNDATION, AS TO
                                       25,000 SHARES

                                       By /s/ Cecilia Chow
                                          --------------------------------
                                          Its: Authorized Agent